Exhibit 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES NEW LOAN AGREEMENT AND BANKING RELATIONSHIP

TULSA, OK, March 11, 2026, Educational Development Corporation (“EDC”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced that the Company has executed a new Credit Agreement (“Loan Agreement”) with Regent Bank. The Loan Agreement establishes a revolving promissory note in the principal amount up to $2,000,000 (the “Revolving Loan”). Interest shall be calculated each month on the borrowings outstanding. No funds were initially drawn on the agreement. The Credit Agreement was secured by the assets of the Company including; accounts receivable, inventory, equipment and excess land. As an additional inducement to enter into the Loan Agreement, the Lender required the personal guarantee of Craig White (“Guarantor”), President and Chief Executive Officer of the Company.

Along with the new Loan Agreement, the Company will begin transitioning its treasury and other financial services to Regent Bank.

Mr. White commented, “As we have previously announced, we have been looking to work with a new lender on our short term borrowing needs. We are pleased to announce that we have executed a new relationship that offers us a revolving loan which will allow us to purchase new titles and execute our growth strategy. With our new relationship with Regent Bank, we will have increased borrowing capacity with reduced interest rates on borrowings from our previous lender. The increased capacity comes with an expanded definition of our eligible assets associated with our revolving loan. We appreciate this vote of confidence from Regent Bank in our business, people, platform and strategy. I also want to thank our team for their hard work in executing this new financial partnership.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States Multi-Level Marketing distributor of Usborne Publishing Limited (“Usborne”) children’s books and the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains almost 2,000 titles, with new additions semi-annually. Products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522